Exhibit 10.2

July 19, 2017
CONFIDENTIAL

TO:	Ambac Assurance Corporation One State Street Plaza New York, NY 10004
Re: Tier II Commitment
Ladies and Gentlemen:
Reference is made to the term sheet attached hereto as Annex I (the “Term Sheet”), relating to the issuance by Ambac Assurance Corporation (the “Issuer”) of its notes secured by certain proceeds of the RMBS Litigations as further described in the Term Sheet (the “Notes”). Capitalized terms used herein without definition shall have the meanings given to them in the Term Sheet.
1.     This letter agreement (this “Letter Agreement”) shall become effective upon the date hereof. Each of the investors listed on Schedule A hereto (each an “Investor”, and together the “Investors”) and the Issuer hereby agree, subject to the conditions set forth herein, to enter into the transaction contemplated by the Term Sheet, including the issuance of the Notes by the Issuer to the Investors, and the purchase of the Notes by the Investors, on the terms and subject to the conditions that are set forth in the Term Sheet (with definitive documentation to be negotiated in good faith by (x) the Issuer and (y) Canyon Capital Advisors LLC, on behalf of the Investors; provided that such documentation shall not include economic terms different from those in the Term Sheet without the consent of each Investor and the Issuer), on the Issue Date in an amount requested by the Issuer up to $240,000,000 aggregate (the “Total Commitment”). Each Investor (severally, and not jointly) agrees to fund the portion of the Total Commitment listed next to such Investor’s name on Schedule A hereto (their respective “Commitment”) on the Issue Date. The foregoing obligations of the parties hereto are subject to the contemporaneous effectiveness of the Plan Amendment and settlement of the Exchange Offer (as defined in the Support Agreement (as defined below)); provided that no Investor shall, under any circumstances, be obligated to purchase Notes from the Issuer, and the Issuer shall not be obligated to sell Notes to such Investor, in each case in excess of such Investor’s Commitment.
2.     The obligations of the parties hereto, including each Investor’s obligation to fund its Commitment shall terminate upon the earliest to occur of (i) 365 days from the execution of the Rehabilitation Exit Support Agreement, by and among AAC, Ambac Financial Group, Inc. (“AFG”) and certain holders of securities party thereto, dated as of the date hereto (the “Support Agreement”) and (ii) the Issue Date if the Investors have funded the Total Commitment (at which time the obligations shall be discharged). In addition, each of the parties hereto shall have an option to terminate this Letter Agreement following (i) the resolution of Ambac Assurance Corp. et al. v. Countrywide Home Loans, Inc. et al., Index No. 651612/2010 (N.Y. Sup. Ct. N.Y. Cnty.) (Bransten, J.) or (ii) the termination of the Support Agreement. Upon any such termination of this Letter Agreement, any obligations hereunder will terminate and none of the parties hereto shall have any liability hereunder whatsoever to any other party.
3.     No Investor’s obligation to fund its respective Commitment may be assigned, in whole or in part, without the prior written consent of the Issuer and any attempted assignment

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without such consent shall be null and void and of no force or effect; provided that each Investor may assign all or a portion of its obligations to fund its Commitment to affiliates or affiliated funds or to entities governed by an affiliate or an affiliated fund so long as such assignee is (i) an “institutional accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act of 1933, as amended (the “Securities Act”), (ii) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, or (iii) a non-US person within the meaning of Rule 902 of the Securities Act, and is not a defendant in any RMBS Litigation or similar litigation or a defendant’s subsidiary, affiliate or any person acting under their direction or influence; and provided, further, that, unless otherwise agreed by the Issuer, any such assignment shall not relieve such Investor of its obligations under this Letter Agreement, including its obligation to fund its Commitment, unless such assignment is to a fund affiliate of such Investor that has entered into a letter agreement with the Issuer on substantially the same terms as this Letter Agreement and the representations and warranties of such fund affiliate therein are true and correct in all material respects.
4.     This Letter Agreement shall be binding on and solely to the benefit of and enforceable by each of the Investors and their permitted assignees and the Issuer, and nothing set forth in this Letter Agreement shall be construed to confer upon or give to any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Issuer to enforce, the Commitments or any provisions of this Letter Agreement.
5.     Notwithstanding anything that may be expressed or implied in this Letter Agreement, the parties hereto, by their acceptance of the benefits of this commitment, each covenant, agree and acknowledge that no person other than the parties hereto shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, other direct or indirect beneficial owner, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, other direct or indirect beneficial owner, affiliate or assignee of any of the foregoing (each an “Affiliated Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Affiliated Party, as such, for any obligations of the undersigned under this Letter Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.
6.     Each Investor hereby represents and warrants to the Issuer that:

(a)
such Investor has all necessary corporate, limited partnership or limited liability company, as applicable, power and authority to execute and deliver this Letter Agreement and to perform its obligations hereunder,

(b)	the execution, delivery and performance of this Letter Agreement by such Investor has been duly authorized by all necessary action on its part,

(c)	this Letter Agreement has been duly and validly executed and delivered by such Investor and constitutes a valid and legally binding obligation of such Investor,

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(d)
the execution, delivery, and performance by it of this Letter Agreement does not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party,

(e)
the execution, delivery and performance by it of this Letter Agreement does not and shall not require any registration or filing by it with, consent or approval of, notice to, or other action to, with, or by, any Federal, State or other governmental authority or regulatory body, except such filings made prior to the date hereof and except for consents or approvals that have been obtained prior to the date hereof,

(f)
this Letter Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability,

(g)
no litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations under this Letter Agreement and the Term Sheet,

(h)	the Commitment is less than the maximum amount that such Investor is permitted to invest in any one investment pursuant to the terms of its constituent documents,

(i)	such Investor has, or will have on the Issue Date, sufficient funds to fund the Commitment;

(j)
such Investor is either (i) an “institutional accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act, (ii) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, or (iii) a non-U.S. person within the meaning of Rule 902 of the Securities Act;

(k)
such Investor (i) is a sophisticated investor with respect to the transactions described herein with knowledge and experience in financial and business matters sufficient to evaluate the merits and risks of owning and investing in securities similar to the Notes, making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, (ii) acknowledges receipt of the risk factors attached hereto as Annex II, (iii) has had the opportunity to meet with management of the Issuer and to ask questions and review information with respect to the Issuer’s business, financial condition, results of operations and financial and operational outlook (including the Issuer’s public disclosures), and it has obtained all information it deems necessary or appropriate in order to enter into this Agreement and make the investment decision contemplated hereby and (iv) acknowledges that neither the Issuer nor any of its affiliates are making any representation, warranty, covenant or

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guarantee regarding the outcome of the RMBS Litigations (as defined in the Term Sheet); and

(l)	such Investor acknowledges that the Notes will be subject to restrictions on transfer as set forth in the Term Sheet.
7.    The Issuer hereby represents and warrants to each Investor that:

(a)	the Issuer has all necessary corporate power and authority to execute and deliver this Letter Agreement and to perform its obligations hereunder;

(b)	the execution, delivery and performance of this Letter Agreement by the Issuer has been duly authorized by all necessary action on its part;

(c)	this Letter Agreement has been duly and validly executed and delivered by the Issuer and constitutes a valid and legally binding obligation of the Issuer;

(d)
the execution, delivery, and, subject to all required approvals by the applicable regulatory authorities prior to the Issue Date and to the effectiveness of the Plan Amendment, performance by it of this Letter Agreement does not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party;

(e)
the execution, delivery and, subject to all required approvals by the applicable regulatory authorities prior to the Issue Date and to the effectiveness of the Plan Amendment, performance by it of this Letter Agreement does not and shall not require any registration or filing by it with, consent or approval of, notice to, or other action to, with, or by, any Federal, State or other governmental authority or regulatory body, except such filings made prior to the date hereof and except for consents or approvals that have been obtained prior to the date hereof;

(f)
this Letter Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(g)
no litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations under this Letter Agreement and the Term Sheet;

(h)
The financial guaranty claim payments and Deferred Loss Amounts (as defined in that certain Plan of Rehabilitation, as amended, effective as of June 12, 2014, as further amended and/or clarified from time to time) set forth in the spreadsheet provided to each of the Investors on July 14, 2017 and referenced in columns “ETD Claims Paid (net of subrogation)” and “ETD Deferred Amount” respectively represent in all material respects an accurate summary of the paid portions of permitted policy claims (net of subrogation) and the unpaid portions of permitted policy claims, respectively, received by, and recorded on the books

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of, the Segregated Account of Ambac Assurance Corporation and/or the Issuer with respect to the insured securities under the transactions which are the subject of the RMBS Litigations as of March 31, 2017;

(i)
to the Issuer’s knowledge, the gross remediation credit of $1,893 million (net of reinsurance) for representation and warranty recoveries that is included in Issuer’s financial statements as of March 31, 2017 was an accurate estimate when made in all material respects and the Issuer has no knowledge of any development which would reasonably be expected to materially decrease such gross remediation credit in the financial statements for the period ending June 30, 2017; and

(j)	the Issuer has not reached any agreements or understandings with respect to the principal terms of a settlement of any of the RMBS Litigations.
8.    This Letter Agreement, the negotiation, execution or performance of this Letter Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in all respects, including as to validity, interpretation and effect, in accordance with the laws of the State of New York, New York County, without reference to its conflicts of law principles, to the extent such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. Each party hereto irrevocably agrees that any suit, action or proceeding against it arising out of or in connection with this Letter Agreement or the transactions contemplated by this Letter Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, or, if such court does not have jurisdiction, the state courts of New York located in New York County, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such suit, action or proceeding and waives to the fullest extent permitted by applicable law any objection that it may now or hereafter have that any such suit, action or proceeding has been brought in an inconvenient forum. Notwithstanding the foregoing, any final judgment in any suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment in any other manner provided by applicable law. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
9.    Each Investor agrees that it will not directly or indirectly engage in discussions regarding the RMBS Litigations (as defined in the Term Sheet) with any litigant that is adverse to the Company or the Segregated Account in the RMBS Litigations or otherwise take any action, directly or indirectly, that could reasonably be expected to interfere with the RMBS Litigations, provided however, that this sentence shall not prohibit in any way whatsoever, any Investor from exercising any right it has or may have as a named party or directing holder in any litigation.

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10.    No Investor, nor any of its affiliates, shall (a) object to, or otherwise commence any proceeding to oppose, the Rehabilitation Exit Transactions (as defined in the Support Agreement) or (b) directly or indirectly seek, solicit, support, or encourage any other plan, sale, proposal, or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution, or restructuring of the Issuer or the Segregated Account of Ambac Assurance Corporation.
11.    This Letter Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto or any of their respective affiliates and any other person with respect to the subject matter hereof. Except as otherwise provided in this Letter Agreement, including in Paragraph 2, the terms of this Letter Agreement may not be terminated, modified or otherwise amended, or waived, except pursuant to a written agreement signed by each of the Investors and the Issuer. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
[Rest of Page Left Intentionally Blank]

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Very truly yours,
CANYON CAPITAL ADVISORS LLC,
on behalf of its participating funds and managed accounts
By:    /s/ Jonathan M. Kaplan
Name:    Jonathan M. Kaplan
Title:    Authorized Signatory

[Tier II Commitment Letter]

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.
By:    Centerbridge Credit Partners Offshore General Partner, L.P., its general partner
By:  /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS , L.P.
By: Centerbridge Credit Partners General Partner, L.P., its general partner
By:  /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II, L.P.
By: Centerbridge Special Credit Partners General Partner II, L.P., its general partner
By:  /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS, L.P.
By:     Centerbridge Special Credit Partners General Partner, L.P., its general partner

By:  /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

[Tier II Commitment Letter]

DAVIDSON KEMPNER CAPITAL MANAGEMENT LP,
on behalf of certain of its affiliated investment funds
By:    /s/Morgan P. Blackwell
Name:    Morgan P. Blackwell
Title:    Managing Member

[Tier II Commitment Letter]

GOLDENTREE ASSET MANAGEMENT LP,
on behalf of certain funds and accounts for which it serves as investment manager
By:    /s/ Peter Alderman
Name:    Peter Alderman
Title:    Vice President

[Tier II Commitment Letter]

Acknowledged and agreed as of
the date first above written:

AMBAC ASSURANCE CORPORATION

By:    /s/ Claude LeBlanc
Name:    Claude LeBlanc
Title:    President and Chief Executive Officer

[Tier II Commitment Letter]

Schedule A – Commitments

Investor [1]	Commitment
Canyon Capital Advisors LLC	$[intentionally omitted]
Centerbridge Credit Partners Master, L.P., Centerbridge Credit Partners, L.P., Centerbridge Special Credit Partners II, L.P., Centerbridge Special Credit Partners, L.P.	$[intentionally omitted]
Davidson Kempner Capital Management, LP	$[intentionally omitted]
GoldenTree Asset Management LP	$[intentionally omitted]
Aggregate Commitment	$240,000,000

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For each Investor (other than Centerbridge Credit Partners Master, L.P., Centerbridge Credit Partners, L.P., Centerbridge Special Credit Partners II, L.P. and Centerbridge Special Credit Partners, L.P.), the commitment amount listed is the aggregate commitment for certain of the funds and accounts for which such Investor serves as investment manager.

Annex I
TERM SHEET
Ambac Assurance Corp. Notes Secured by Junior Interests in RMBS Litigations

Security Description	Ambac Assurance Corp senior notes (the “Notes”), secured by the junior interests in the RMBS Litigations specified herein.
Issuer:	Ambac Assurance Corporation (“AAC”)
Format:	The Notes will be issued in a section 4(a)(2) private placement. The Notes will be in DTC book entry.
Fiscal Agent / Trustee / Initial Purchaser (for DTC eligibility):	TBD
Issue Date:	The effective date of the Plan Amendment.
Ticking Date:	60 days after the Commitment Date.
Final Maturity Date:	The same date and month as the Issue Date in the year 2055.
Principal Amount:	$240,000,000
Commitment Fee:	2.5% of the Principal Amount, payable in cash upon execution of a binding commitment letter satisfactory to AAC to which this term sheet is attached (the “Commitment Date”).
Ticking Fee:
3.5% of the Principal Amount per annum, payable monthly in cash from the Ticking Date until the earliest of (i) the Issue Date, (ii) the rejection of the Plan Amendment by the applicable insurance regulator, and (iii) termination of the applicable commitment letter following the resolution of Ambac Assurance Corp. et al. v. Countrywide Home Loans, Inc. et al., Index No. 651612/2010 (N.Y. Sup. Ct. N.Y. Cnty.) (Bransten, J.) or the termination of that certain Rehabilitation Exit Support Agreement, by and among AAC, Ambac Financial Group, Inc. and certain holders of securities party thereto, dated as of the date of the applicable commitment letter; provided that, in the event of a termination pursuant to clauses (ii) or (iii), the minimum number of months of ticking fee payable shall be 3 months.

Interest Accrual Rate:
Interest shall accrue from but excluding the Issue Date at 8.5% per annum and shall be calculated on an annual, 30/360 basis. Interest payments will not be made in cash on interest payment dates and shall be paid-in-kind and compounded on each Interest Accrual Date, unless (i) funds are available to make such payments in cash in the manner described in Payment of Interest and Principal section below or (ii) interest is paid in cash in respect of the Reference Surplus Notes (other than payments in connection with the Plan Amendment as described in the Surplus Note Distribution Percentage section).

Interest Accrual Date:	The last day of each calendar quarter.

Payment of Interest and Principal:
AAC will make payments as follows:
1)    Upon receipt of any Tier 2 Net Proceeds (as defined below) by AAC and provided that the Initial Call Date has occurred, AAC shall be obliged to prepay the Notes on the next occurring Payment Date with such Tier 2 Net Proceeds by applying such proceeds; first, against any and all outstanding accrued and unpaid interest amounts due and payable on the Notes, and second, against any outstanding unpaid principal balance on the Notes.
2)    In the event that a payment (other than payments in connection with the Plan Amendment as described in the Surplus Note Distribution Percentage section) is made on the Reference Surplus Notes (as defined below) (a “SSN Payment Date”) and provided that the Initial Call Date has occurred, AAC shall be obliged to prepay the Notes on the next occurring Payment Date in an amount (the “SSN Payment”) equal to: a) the then outstanding accrued and unpaid interest and principal balance of the Notes, multiplied by b) the Surplus Note Distribution Percentage, as defined below and by applying such proceeds: first, against any and all outstanding accrued and unpaid interest amounts due and payable on the Notes, and second, against any outstanding unpaid principal balance on the Notes. For the avoidance of doubt, it is contemplated that there can be multiple such distributions (in the event of multiple regulator approved payments to the Reference Surplus Notes).
In the event of a SSN Payment Date prior to the scheduled maturity date of the Reference Surplus Notes that includes a principal payment on such Reference Surplus Notes, occurring prior to the one year anniversary of a payment of principal on the Notes (a “Recent Principal Payment”) and provided that the Initial Call Date has occurred, in lieu of making an SSN Payment as calculated in the foregoing paragraph, AAC shall be obliged to make a SSN Payment equal to: a) the outstanding accrued and unpaid interest and principal balance of the Notes immediately prior to the Recent Principal Payment, multiplied by b) the Surplus Note Distribution Percentage, as defined below and by applying such proceeds: first, against any and all outstanding accrued and unpaid interest amounts due and payable on the Notes, and second, against any outstanding unpaid principal balance on the Notes. For the avoidance of doubt, it is contemplated that there can be multiple such distributions (in the event of multiple regulator approved payments to the Reference Surplus Notes).
3)    At the Final Maturity Date, or on any Early Termination Date on which the Notes are to be redeemed in whole, payment of the then outstanding interest and principal balance of the Notes, in full
4)    On any Early Termination Date on which the Notes are to be redeemed in part, the interest and principal outstanding on the Notes to be redeemed and any applicable Make-Whole Premium.

Payment Preference:
The Notes will constitute secured debt to the extent of the value of the Account, and any unsecured portion of the Notes in a liquidation of AAC will constitute class 5 claims under Wisc. Stat. 645.68.

Payment Dates:
Payment Dates shall include: 1) 5 business days after; a) receipt by AAC of Tier 2 Net Proceeds, or b) a SSN Payment Date (in either case subject to the Call Protection provision), 2) any Early Termination Date, and 3) the Final Maturity Date, in each case, as applicable.
For the avoidance of doubt, to the extent that an SSN Payment Date or receipt of Tier 2 Net Proceeds occurs prior to the Initial Call Date, the first date that payment shall actually be required to be made in respect of such SNN Payment Date or receipt of Tier 2 Net Proceeds shall be the Initial Call Date, and the Issuer shall be required to comply with the Account funding requirements in the Call Protection section in the interim in lieu of making such payment on such Payment Date.

Reference Surplus Notes:	Senior Surplus Notes, bearing 5.1% interest, with a scheduled maturity date of June 7, 2020 issued by AAC, ISIN 023138AA88
Surplus Note Distribution Percentage:
Upon any SSN Payment Date, the Surplus Note Distribution Percentage shall be equal to the percentage calculated as: (i) the amount of payments to be made on the Reference Surplus Notes on such SSN Payment Date, as the numerator, over (ii) the outstanding unpaid interest and principal balance of the Reference Surplus Notes immediately prior to such distribution, as the denominator.
Note that, for the purpose of determining the Surplus Note Distribution Percentage, any payments to the Surplus Notes made in connection with the transactions relating to the exit of the Segregated Account of AAC from rehabilitation (the “Plan Amendment”) are excluded (i.e., the Reference Surplus Note balance is considered to be 100% following any payments made on or before or in connection with the Issue Date).

Control and Covenants Related to the RMBS Litigation:
At all times, AAC and the Segregated Account (if not merged with and into AAC) will control the RMBS Litigation in all respects (including, without limitation, all decisions as to strategy, settlement, pursuit and abandonment), and the holders of the Notes shall have no right to join or participate in the RMBS Litigation in any way.
No holder of the Notes or of any beneficial interest in the Notes shall have any third party beneficiary rights under, relating to or in respect of the RMBS Litigation. Each such holder shall agree not to, and shall procure that none of its affiliates, representatives, employees, directors, shareholders or agents shall, take any action, whether direct or indirect, that is intended to, or could be reasonably expected to, interfere with, or influence the value, settlement discussions, legal arguments, timing of, the prosecution or resolution, in any way whatsoever, any RMBS Litigation or other litigation to which AAC or the Segregated Account is a party.
For the term of these Notes, AAC will covenant not to sell or otherwise transfer to any third party any of its ownership of the Net Proceeds in excess of $1.6 billion (other than in connection with contingency fee arrangements with counsel).

Early Termination:
AAC may voluntarily prepay the Notes, in whole or in part, (i) on the Initial Call Date or thereafter without penalty; or (ii) prior to the Initial Call Date, pursuant to the provisions set out in the Call Protection section (any such prepayment date, an “Early Termination Date”). In the event of such a voluntary prepayment, any amounts paid will be applied; first to accrued and unpaid interest under the Notes to be redeemed, and second to the unpaid principal balance of the Notes to be redeemed. Subject to the provisions set forth in the Call Protection Section, there are no prepayment penalties.
For the avoidance of doubt, in the event AAC receives Tier 2 Net Proceeds in an amount greater than amounts due under the Notes (including the receipt of Tier 2 Proceeds after the full satisfaction of the Notes), AAC shall not be required to pay such excess Tier 2 Net Proceeds to the holders of the Notes or any other third party. The Notes are entitled solely to unpaid principal and accrued interest amounts thereon.

Call Protection:
To the extent there is an SSN Payment Date or receipt of Tier 2 Net Proceeds in advance of the Initial Call Date (as defined below), a separate account (the “Account”) will be funded on the date that would have been the next occurring Payment Date (but for the application of this Call Protection Provision) with amounts equal to any Tier 2 Net Proceeds and/or SSN Payments which would have been applied in redemption of the Notes but for the application of this Call Protection provision (including the applicable Make-Whole Premium). Notwithstanding the occurrence of a Payment Date, except as provided below, the Notes may not be redeemed or repaid prior to Initial Call Date. Thereafter, as set forth under the Early Termination section, the Notes may be redeemed, in whole or in part, at the option of the Issuer, at a price equal to 100% of the aggregate principal amount redeemed, plus accrued and unpaid interest, if any.
The Account will be pledged to secure the Notes and will be subject to an account control agreement in favor of the noteholders.

AAC’s obligation to pre-fund such amounts will be subject to a maximum amount equal to the sum of the aggregate principal amount of all outstanding Notes and the applicable Make-Whole Premium on all such Notes (the “Maximum Amount”). The Account, which will be pledged as security for the Notes, can be funded with cash, or with fixed-income assets (subject to the guidelines detailed on Exhibit A hereto). If the Maximum Amount has been funded in the Account, (i) any Tier 2 Net Proceeds in excess of the Maximum Amount shall be exclusively for the account of AAC and the lien over the remaining Tier 2 Net Proceeds shall be, immediately and without further action, released; and (ii) there shall be no further obligation to redeem any of the Notes, or fund the Account, as a consequence of any payment on the Reference Surplus Notes, any further receipt of Tier 2 Net Proceeds or any diminution of value of the Account (though, for the avoidance of doubt, such diminution shall in no event reduce the amount owed in respect of the Notes). If and only if the Account has been funded in excess of the Maximum Amount, AAC may, in its sole discretion, withdraw such excess from the Account for its general use, free and clear of any liens for the benefit of the noteholders.

At any time and from time to time AAC may also, in its sole discretion, collateralize any amount of Notes by funding the Account with any source of cash or Eligible Investments (as defined on Exhibit A) in an amount equal to the principal amount of such Notes, all accrued and unpaid interest thereon, and the Make-Whole Premium that would have been payable if such Notes were redeemed on the date of such funding; provided, that all such collateralized Notes shall be repaid (without premium or penalty) on the Initial Call Date if they are not redeemed prior to such Initial Call Date with their applicable Make-Whole Premium on such prior date.

Prior to the Initial Call Date, AAC may at its option (including, for the avoidance of doubt, through the use of Tier 2 Net Proceeds or SSN Payments as an alternative to funding the Account, or any other source of available cash) redeem the Notes in whole or in part, on one or more occasions, at a redemption price equal to 100% of the aggregate principal amount to be redeemed plus accrued and unpaid interest thereon, if any, and a make-whole premium based on the present value of all required and remaining scheduled interest payments (taking into account compounding on each scheduled interest payment date) due on such Notes to be redeemed through the Initial Call Date, computed using a discount rate equal to the yield on U.S. Treasury notes with a maturity closest to the Initial Call Date plus 50 basis points (the “Make-Whole Premium”).

“Initial Call Date” means the 39th month anniversary of the Ticking Date, which such date shall be automatically extended on each month anniversary of the Issue Date after the one year anniversary of the Issue Date, on a ratable basis, to (i) the 48th month anniversary of the Ticking Date by the second year anniversary of the Issue Date and (ii) the 54th month anniversary of the Ticking Date by the third year anniversary of the Issue Date; provided that for any given redemption or repayment of principal on the Notes (in whole or in part), the Initial Call Date for such principal to be redeemed or repaid shall be determined as of the earlier of the date of such redemption or repayment and the date that an amount equal to the amount of principal [2] to be redeemed or repaid was funded (in the form of cash or Eligible Investments (as defined on Exhibit A)) into the Account. For the avoidance of doubt, for any given redemption or repayment of principal on the Notes, there shall be no extensions of the Initial Call Date for such redemption or repayment after the earlier of the third year anniversary of the Issue Date and the date that an amount equal to the amount of principal to be redeemed or repaid was funded (in the form of cash or Eligible Investments (as defined on Exhibit A)).

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For the avoidance of doubt, such principal must always be funded into the Account along with any accrued and unpaid interest thereon plus the Make-Whole Premium that would have been payable if such Notes were redeemed on the date of such funding.

RMBS Litigations:
Ambac Assurance Corp. et al. v. Countrywide Home Loans, Inc. et al., Index No. 651612/2010 (N.Y. Sup. Ct. N.Y. Cnty.) (Bransten, J.); Ambac Assurance Corp. et al. v. First Franklin Fin. Corp. et al., Index No. 651217/2012 (N.Y. Sup. Ct. N.Y., Cnty.) (Singh, J.); Ambac Assurance Corp. et al., v. Nomura Credit & Capital, Inc. et al., Index No. 651359/2013 (N.Y. Sup. Ct. N.Y., Cnty.); Ambac Assurance Corp. et al. v. Countrywide Home Loans, Inc. et al., Index No. 653979/2014 (N.Y. Sup. Ct. N.Y. Cnty.) (Friedman, J.); Ambac Assurance Corp. et al. v. Countrywide Home Loans, Inc., No. 14 CV 3511 (Wis. Cir. Ct. Dane Cnty.) (Anderson, J.); and Ambac Assurance Corp. et al. v. Countrywide Home Loans, Inc. et al., Index No. 652321/2015 (N.Y. Sup. Ct. N.Y. Cnty.) (Friedman, J.) (collectively with any successor proceeding against the same parties (or any of their successors) with respect to substantially the same claims, the “RMBS Litigation”).

Net Proceeds:	“Net Proceeds” are equal to (i) the Total Proceeds minus (ii) all amounts paid or payable to reinsurers in connection with the receipt of the Total Proceeds.
Tier 2 Net Proceeds:	“Tier 2 Net Proceeds” are equal to 100% of all Net Proceeds in excess of $1.6 billion. The Notes shall be secured by the right to receive Tier 2 Net Proceeds.
Total Proceeds:
“Total Proceeds” will consist of the dollar amount of proceeds of the RMBS Litigation received pursuant to any final and non-appealable judgment, settlement or other arrangement by AAC at any time during the period commencing on the Issue Date and ending on and including the Termination Date. For purposes of calculating the dollar amount of proceeds, (i) the dollar amount of proceeds received directly by AAC in cash will be deemed to equal the amount of such cash, (ii) the dollar amount of any non-cash proceeds received directly by AAC shall be deemed to equal the fair value of such non-cash proceeds and (iii) the dollar amount of any cash or non-cash proceeds received by others for the benefit, in whole or in part, of AAC (“indirect proceeds”) will be deemed to equal the fair value to AAC of such indirect proceeds. For purposes of (ii) and (iii) above, the fair value shall be as determined by a third-party appraiser mutually acceptable to AAC and a majority of the noteholders and the terms of such third-party appraisal shall be specified in the definitive documentation governing the Notes.

RMBS Litigation Payments:
Subject to satisfaction of the Notes, AAC shall pay and/or transfer any Tier 2 Net Proceeds received, in accordance with the terms of the Notes.
For the avoidance of doubt, AAC will not be required to pay, and will not be deemed to have received, any Tier 2 Net Proceeds unless the Tier 2 Net Proceeds are received pursuant to a final and non-appealable judgment, settlement or other arrangement.

Non-Cash RMBS Litigation Payments:
In the event AAC receives any non-cash Tier 2 Net Proceeds, AAC will, for purposes of making required payments under the Notes, pay a cash amount equal to the fair value of such non-cash Tier 2 Net Proceeds as determined in the manner specified under Total Proceeds, and any such payment of cash shall constitute part of the Tier 2 Net Proceeds payable for the purposes of the satisfaction of AAC’s obligations thereunder.

Conditions Precedent:
•    Satisfaction or waiver of the conditions to effectiveness set forth in the Plan Amendment;
•    Execution of final documentation reflecting the terms and conditions set forth herein;
•    Payment of reasonable and documented legal fees of the initial purchaser subject to a $400,000 cap; provided, that, any such reasonable and documented fees and expenses in excess of $400,000 shall be payable with the consent of AAC (which shall not be unreasonably withheld).
•    Delivery of customary corporate predicate, enforceability, and registration exemption opinions.

Event of Default:
Failure of AAC to pay amounts due under the Notes within 5 days after the applicable Payment Date.
Breach of any representations, warranties or covenants, subject to customary materiality thresholds and cure periods as reasonably agreed to by AAC and the noteholders.

Acceleration:	None.
Representations and Covenants:
Representations, warranties, and covenants substantially equivalent to those relating to the Reference Surplus Notes in that certain Bank Settlement Agreement, dated June 7, 2010, by and among AAC and certain bank counterparties (as amended through the Issue Date) (the “Precedent Terms”), subject to necessary modifications to reflect priority and structure, as reasonably agreed to by AAC and the noteholders. Representations shall also include, without duplication, a bring-down of the due authorization, enforceability and no conflicts representations made in the commitment letter to which this Term Sheet is attached.
If any of the Precedent Terms are eliminated, amended, or otherwise modified, either by virtue of a formal amendment, as a result of a redemption or other purchase of Reference Surplus Notes, or otherwise, the holders of Notes shall continue to have the benefit of such provisions regardless of any such occurrence unless holders of a majority of the Notes agree to such change in writing; provided, that, if any such amendment or other modification is more favorable to holders of the Reference Surplus Notes, the analogous provisions of the transaction documents in respect of the Notes shall be automatically deemed amended to reflect such more favorable terms.

Governing Law:	New York
Transfer Restrictions:
The Notes may be transferred only to persons who are (i) an “institutional accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act, (ii) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, or (iii) a non-US person within the meaning of Rule 902 of the Securities Act in transactions exempt from registration under the Securities Act. Without the prior written consent of AAC, no holder of Notes may assign, sell, dispose, hypothecate, rehypothecate or otherwise transfer directly or indirectly, synthetically or through any participation, option, put, call or other derivative any Notes or any rights to any Notes to any defendant in any RMBS Litigation or similar litigation or any of their respective subsidiaries or affiliates or any person acting under their direction or influence.

Other:	Customary provisions regarding consent to jurisdiction, waiver of jury trial, service of process and other miscellaneous matters.
Registration:
The Notes will not be registered under the Securities Act of 1933, as amended, or any other applicable securities law and, unless so registered, such Notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

Tax Characterization:	For federal, state and local income tax purposes, AAC, and by accepting the Notes, the holders of the Notes, will agree to treat the Notes as indebtedness of AAC.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY OFFER WITH RESPECT TO ANY SECURITIES, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES OR OTHER APPLICABLE LAWS. THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE EQUIVALENTS

Exhibit A
Investment Guidelines
“Eligible Investment” means: (a) prior to the first year anniversary of the Issue Date, United States of America (“U.S.”) dollars, money market funds, and overnight deposits (collectively “Cash”) and (b) on or after the first year anniversary of the Issue Date, Cash, U.S. government mutual funds or treasury bills, bonds, notes or other debt obligations of the United States of America in each case with a maturity date on or before the applicable Initial Call Date at the time of the purchase of such debt obligations (“Qualifying U.S. Treasuries”). For the avoidance of doubt, Cash funded into the Account prior to the first year anniversary may be used to buy U.S. government mutual funds and Qualifying U.S. Treasuries in the Account on or after the first year anniversary of the Issue Date.

Annex II
RISK FACTORS
Investing in the Notes involves a high degree of risk. Before you commit to purchase any Notes, you should carefully consider the risks described below and the other information, including the consolidated financial statements and accompanying notes, referred to herein. The occurrence of any of the following risks or additional risks and uncertainties not presently known could materially and adversely affect the amount or timing of funds available for payments on the Notes, or the value of the Notes. Capitalized terms used herein without definition shall have the meanings given to them in the Term Sheet (as defined in the Letter Agreement to which this Annex II is attached). The term “Tier II Notes” as used hereafter shall mean the “Notes” as defined in the Term Sheet and the term “Senior Secured Notes” as used hereafter shall mean any notes that may be issued which are secured by proceeds in respect of the RMBS Litigations in an amount up to, but not in excess of, $1.4 billion.
The Tier II Notes are secured only by potential recoveries on Ambac Assurance Corporation’s (“Ambac”) RMBS Litigations in excess of $1.6 billion and Ambac’s ability to obtain, and the timing of, any recovery on the RMBS Litigations is subject to significant uncertainty.
The Tier II Notes are secured only by Ambac’s potential recoveries in respect of the RMBS Litigations in excess of $1.6 billion. The RMBS Litigations arise from Ambac’s claims of fraud and/or contractual breaches of representations and warranties with respect to certain residential mortgage-backed securities (“RMBS”) transactions insured by Ambac. These claims are based on, among other things, representations with respect to the characteristics of the securitized loans, the absence of borrower fraud in the underlying loan pools or other misconduct in the origination process, the compliance of loans with the prevailing underwriting policies, and compliance of the RMBS transaction counterparties with policies and procedures related to loan origination and securitization. In such cases, where contract claims are being pursued, the sponsor of the transaction is contractually obligated to repurchase, cure or substitute collateral for any loan that breaches the representations and warranties. However, generally the sponsors have not honored those obligations and have vigorously defended claims brought against them.
The outcome of any litigation, including the RMBS Litigations, is inherently unpredictable, including because of risks intrinsic in the adversarial nature of litigation. Subsequent court motions, appeals and rulings, some of which could relate to the transactions contemplated by that certain Rehabilitation Exit Support Agreement, by and among Ambac, Ambac Financial Group, Inc. (“AFG”) and certain holders of securities party thereto, dated as of the date of the Letter Agreement to which this Annex II is attached, and the issuance of the Tier II Notes, could delay or otherwise impact any recovery by Ambac. Moreover, rulings that may be adverse to Ambac (in any given RMBS Litigation, as well as in related matters) could affect Ambac’s ability to pursue its claims or alter settlement dynamics with RMBS Litigations counterparties. There can be no assurance that Ambac will be successful in prosecuting its claims in the RMBS Litigations.
Any litigation award or settlement amount is subject to counterparty credit risk, successor liability and other similar risks of recovery, including that the sponsor is unable to honor its contractual obligations or pay a judgment that Ambac may obtain in litigation. Some sponsors against which Ambac has claims have been acquired since the securitized loans were originated and their successors may decline to honor the sponsor’s obligations. Ambac may not be successful in enforcing its claims against any successor entity. There can be no assurance that Ambac will not have difficulties recovering any damages it may be owed or that it will recover all amounts to which it believes it is entitled or that any actual recoveries will not differ materially from the remediation credit Ambac has currently accounted for in its financial statements.

Ambac’s inability to realize the recoveries included in its financial statements could adversely impact the value of the Tier II Notes.
As of March 31, 2017, Ambac included in its financial statements a remediation credit of $1,893.0 million (net of reinsurance) for representation and warranty recoveries. This remediation credit is based on contractual claims arising from RMBS transactions that Ambac insured, and represents a probability-weighted estimate of amounts Ambac may recover under various possible scenarios under the applicable accounting rules. Ambac’s remediation credit does not represent the full amount of damages that Ambac seeks to recover in those matters, and also does not include any amounts attributable to RMBS litigation matters in which Ambac is pursuing only claims for fraudulent inducement. As such, Ambac’s remediation credit does not represent the best or the worst possible outcomes with respect to any particular transaction or group of transactions. The amount of these representation and warranty recoveries is significant and if Ambac were unable to recover any of the amount it has taken a remediation credit for, its stockholders’ equity as of March 31, 2017 would decrease from $1,889.0 million to $(4.0) million.
Ambac’s estimate of recoveries is subject to significant uncertainty and changes to the estimate could adversely impact its liquidity, financial condition and results of operations.
For all of Ambac’s current cases for which it takes a remediation credit, Ambac has been provided access to loan files for all loans in the relevant original pool and Ambac utilizes a “random sample” approach to estimate representation and warranty recoveries for all of its current cases. Ambac does not include estimates of damages attributed solely to fraudulent inducement claims in its estimate of representation and warranty recoveries.
The amount estimated for purposes of Ambac’s remediation credit and the amount Ambac may ultimately receive is subject to significant uncertainty, including risks inherent in litigation, collectability of such amounts from counterparties and/or their respective parents and affiliates, timing of receipt of any recoveries, intervention by the Office of the Commissioner of Insurance for the State of Wisconsin (“OCI”) which could impede Ambac’s ability to take actions required to realize recoveries, and uncertainties inherent in the assumptions used in estimating any recoveries. In particular, Ambac’s assumptions regarding default rates of the loans and Ambac’s expectations with respect to the RMBS Litigations have a significant impact on Ambac’s estimated recoveries for its remediation credit. If these assumptions, expectations or estimates prove to be incorrect, or if an investor were to use different assumptions, expectations or estimates to predict recoveries, actual recoveries could differ materially from those estimated. Actual recovery will ultimately depend on future events and there can be no assurance that the assumed default rates or estimated RMBS Litigations recoveries will not differ from actual events. Although Ambac believes that its methodology for extrapolating estimated recoveries is appropriate for evaluating the amount of potential recoveries, the methodologies Ambac uses to estimate expected losses in general and for any specific obligation in particular may not be similar to methodologies used by Ambac’s competitors, counterparties or other market participants. The determination of expected recovery is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, economic projections and other factors that affect credit performance. As a result, Ambac’s current estimates may not reflect Ambac’s future ultimate recovery and management makes no representation that the actual amount recovered, if any, will not differ materially from those estimated. The failure of Ambac’s actual recovery to meet or exceed its current estimate could result in a material adverse effect on Ambac’s financial condition, including its capital and liquidity. Refer to “Critical Accounting Policies and Estimates” in Part II, Item 7 and Note 2. Basis of Presentation and Significant Accounting Policies and Note 7. Financial Guarantee Insurance Contracts to the Consolidated Financial Statements included in Part II, Item 8 in AFG’s Form 10-K for the fiscal year ended December 31, 2016 and Note 6. Financial Guarantee Insurance Contracts to the Unaudited Consolidated Financial Statements included in

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Part I, Item 1 in AFG’s Form 10-Q for the period ended March 31, 2017 for more information regarding the estimation process.
Ambac’s remediation credit may change over time, causing the value or the perceived value of the collateral securing the Tier II Notes to change and any such changes may be material.
Ambac reevaluates its estimated representation and warranty recoveries on a quarterly basis in connection with the preparation of its financial statements. See “Critical Accounting Policies and Estimates” in Part II, Item 7 and Note 2. Basis of Presentation and Significant Accounting Policies and Note 7. Financial Guarantee Insurance Contracts to the Consolidated Financial Statements included in Part II, Item 8 of AFG’s Form 10-K for the fiscal year ended December 31, 2016 and Note 6. Financial Guarantee Insurance Contracts to the Unaudited Consolidated Financial Statements included in Part I, Item 1 in AFG’s Form 10-Q for the period ended March 31, 2017. As a result of any reevaluation, the amount of Ambac’s remediation credit may be adjusted upward or downward and any adjustment may be material. Changes in the remediation credit may result in material changes in Ambac’s financial condition, including its capital and liquidity. In addition, any adjustment to the remediation credit may alter the value or the perceived value of the collateral securing the Tier II Notes before payment on the Tier II Notes is made in full, which may affect the value of, and trading market, if any, for, the Tier II Notes. Adjustments to Ambac’s remediation credit are solely in Ambac’s discretion and management makes no representation that the remediation credit will not change, materially or at all, including in the near term. There can be no assurance that the apparent, or actual, value of the collateral securing the Tier II Notes will equal or exceed the principal amount of the Tier II Notes at all times prior to maturity.
The Tier II Notes are secured only to the extent Ambac receives net proceeds in respect of the RMBS Litigations that exceed $1.6 billion.
The Tier II Notes are secured only by Ambac’s right to receive the net proceeds in respect of the RMBS Litigations in excess of $1.6 billion and management cannot guarantee that any settlement or judgment will, and is not obligated to obtain a settlement that does, exceed that amount. Accordingly, if Ambac receives less than $1.6 billion in proceeds from the settlement, final judgment or other resolution of the RMBS Litigations, the claims of holders of Tier II Notes would be unsecured to the extent of any deficiency.
In the event of rehabilitation, liquidation, conservation, dissolution or other insolvency proceeding, Ambac cannot assure you that it will have sufficient assets available to pay any or all of its obligations under the Tier II Notes. In addition, in the event of any such proceeding, it is possible that the rehabilitator, trustee, debtor-in-possession or competing creditors will assert that the value of the collateral with respect to the Tier II Notes, including Ambac’s rights to recoveries in respect of the RMBS Litigations, is less than the then‑current principal amount outstanding under the Tier II Notes on the date of the rehabilitation filing. Upon a finding by the rehabilitation court that the Tier II Notes are under‑collateralized, the claims in the rehabilitation proceeding with respect to the Tier II Notes may be bifurcated between a secured claim up to the value of the collateral and an unsecured claim for any deficiency. As a result, the claim of the holders of the Tier II Notes could be unsecured in whole or in part. The ability of the holders of the Tier II Notes to realize upon any of the collateral securing the Tier II Notes may also be subject to bankruptcy and insolvency law limitations or similar limitations applicable in insurance company rehabilitation or liquidation proceedings.

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Holders of Senior Secured Notes and Tier II Notes will have no authority to make decisions in respect of the RMBS Litigations, will need to rely on Ambac to pursue the RMBS Litigations and may only receive limited information concerning the RMBS Litigations.
All decisions concerning the conduct of the RMBS Litigations, including as to strategy, settlement, pursuit and abandonment, will be made by Ambac, in consultation with its legal counsel. Holders of the Senior Secured Notes and the Tier II Notes will have no control over any decisions related to the RMBS Litigations and will need to rely on Ambac to prosecute the underlying claims. If holders do not agree with decisions by Ambac with respect to the RMBS Litigations, there is no recourse or ability to object to such decision. Additionally, Ambac’s ability to disclose potentially material details of the RMBS Litigations on a regular basis may be limited by litigation strategy and the inherent nature and rules of judicial proceedings, including, among other things, proceedings and filings that are sealed by the court, matters involving attorney-client privilege and proceedings that are conducted on a confidential basis by agreement of the parties. The RMBS Litigations could also be adversely affected if Ambac does not have sufficient resources to actively prosecute its claims or becomes subject to rehabilitation, liquidation, conservation or dissolution, or otherwise impaired by actions of OCI or OCI as rehabilitator of the Segregated Account of Ambac Assurance Corporation.
While Ambac may pursue negotiated settlements of the RMBS Litigations, the settlement discussions may not materialize, may ultimately fail, may cause delays or may result in settlements for less than $1.6 billion or $1.84 billion.
Ambac may elect to engage in settlement negotiations with the defendants of the RMBS Litigations and may decide to settle any or all of the RMBS Litigations. The aggregate amount of settlements may be for an amount less than $1.6 billion, which would result in the holders of the Tier II Notes losing the benefit of collateral securing the Tier II Notes, or less than $1.84 billion, which would result in under-collateralization of the Tier II Notes, and each of which could have a material adverse effect on Ambac’s financial condition or results of operations and make it more difficult for Ambac to repay the Tier II Notes on a timely basis or at all. Additionally, while Ambac may pursue settlement negotiations, there can be no assurance that any settlement negotiations will materialize or that any settlement agreement can be reached on terms acceptable to Ambac, or at all. If settlement discussions prior to trial fail with respect to a particular case, Ambac could incur greater expenses preparing for, and prosecuting, a trial in such case, and Ambac’s recovery would be subject to the additional risks inherent in any trial, which could adversely impact the value of the Tier II Notes.
Ambac may receive non-cash proceeds in respect of the RMBS Litigations and may need to liquidate such proceeds for less than fair market value in order to make cash payments on the Senior Secured Notes or the Tier II Notes.
In connection with a settlement agreement or judgment, Ambac may receive non-cash proceeds or indirect proceeds, which are cash or non-cash proceeds received by others for the benefit of Ambac. Ambac, however, will be required to make payments on the Senior Secured Notes and the Tier II Notes in cash. In the event that Ambac receives non-cash proceeds, Ambac may need to liquidate the non-cash proceeds if it does not have sufficient cash available to make a payment on the Senior Secured Notes or the Tier II Notes on the applicable payment date. Market and economic conditions, governmental actions, the form of non-cash proceeds and other factors may cause substantial delays in the ability to liquidate any non-cash proceeds received. Ambac may not be able to liquidate any non-cash proceeds received for fair value or at all. If Ambac is unable to liquidate non-cash proceeds at their fair value, Ambac will still be required to make payments on the Tier II Notes and any payment made that is greater than the amount received could have a material adverse effect on Ambac’s financial condition, including its capital and

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liquidity. If indirect proceeds are received, Ambac will also be required to make payments on the Senior Secured Notes and Tier II Notes in cash to the extent of the fair value to Ambac of the indirect proceeds. Any payments of cash on the Senior Secured Notes or the Tier II Notes as the result of receiving indirect proceeds may have a material adverse effect on Ambac’s financial condition, including its capital and liquidity.
Interest on the Tier II Notes will accrue as paid-in-kind interest until the Initial Call Date and thereafter until Ambac receives proceeds in respect of the RMBS Litigations in excess of $1.6 billion.
Pursuant to the Indenture governing the Tier II Notes, interest on the Tier II Notes will accrue as paid-in-kind interest until the Initial Call Date and thereafter until Ambac has funds available to make interest payments in cash as a result of receiving proceeds in respect of the RMBS Litigations in excess of $1.6 billion. Paid-in-kind interest will be paid by increasing the principal amount of the Tier II Notes by the amount of the paid-in-kind interest. The failure to pay cash interest on the Tier II Notes on any interest payment date for which Ambac has not received proceeds in respect of the RMBS Litigations in excess of $1.6 billion, or prior to the Initial Call Date, will not constitute an event of default under the Indenture governing the Tier II Notes. There can be no assurance that Ambac will have available funds to make any cash interest payments prior to maturity of the Tier II Notes.
Ambac may not be able to prepay the Tier II Notes if it is required to do so as a result of making a payment on the Reference Surplus Notes.
In the event that Ambac makes a payment of principal or interest on the Reference Surplus Notes (other than in connection with closing of the Rehabilitation Exit Transactions), Ambac will be required to prepay the Tier II Notes on the next occurring payment date with respect to the Tier II Notes in an amount equal to the then outstanding principal balance, plus accrued and unpaid interest thereon, of the Tier II Notes multiplied by the percentage of principal and interest of the Reference Surplus Notes paid by Ambac as compared to the outstanding principal and interest of Reference Surplus Notes outstanding immediately prior to such payment. Ambac may not have sufficient funds available to it, and may not be able to raise sufficient funds on satisfactory terms or at all, including through borrowings, sales of assets or sales of equity, to make a prepayment on the Tier II Notes in the event of a payment on the Reference Surplus Notes.
Rights of holders of the Tier II Notes in the RMBS Litigations may be adversely affected by the failure to perfect security interests in such collateral and considerations with respect to Ambac may have an adverse effect on the ability of holders of the Tier II Notes to receive payments on the Tier II Notes.
Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. There can be no assurance that the note collateral agent for the holders of the Tier II Notes (the “Tier II Notes Collateral Agent”) will have taken or will take all actions necessary to create properly perfected security interests in the proceeds from the RMBS Litigations, which may result in the loss of the priority of the security interest in favor of the holders of the Tier II Notes to which they would otherwise have been entitled. In particular, in the event of a rehabilitation, liquidation, conservation, dissolution or other insolvency proceeding with respect to Ambac, if the proceeds from the RMBS Litigations received by Ambac are determined not to be under the control of the Tier II Notes Collateral Agent, a receiver or a creditor of Ambac may take the position that the Tier II Note Collateral Agent’s security interest in such proceeds or a portion thereof is not perfected and therefore that such proceeds do not secure the Tier II Notes.  If a court were to accept that position, payments under the Tier II Notes may be adversely affected and the Tier II Notes may become worthless.  In addition, a rehabilitation, liquidation, conservation, dissolution or other insolvency proceeding with respect to Ambac could lead to delays in payments due on the Tier II Notes.

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No public market exists for the Tier II Notes and the Tier II Notes are subject to transfer restrictions.
Prior to the offering made hereby, there has been no established market for the Tier II Notes. Tier II Notes are not and will not be registered under the Securities Act or any “blue sky,” state or foreign securities laws and, as a result, are subject to certain restrictions on transfer. In addition, without the prior written consent of Ambac, no holder of Tier II Notes will be able to assign, sell, dispose, hypothecate, rehypothecate or otherwise transfer directly or indirectly, synthetically or through any participation, option, put, call, or other derivative any Tier II Notes or any rights to any Tier II Notes to any defendant in any RMBS Litigation or similar litigation or any of their respective subsidiaries or affiliates or any person acting under their direction or influence. These transfer restrictions may further limit the development or liquidity of any market for the Tier II Notes, and may have a negative impact on the trading price of the Tier II Notes. The Tier II Notes will also not be listed on any securities exchange and may not be quoted on any quotation system. There can be no assurance that an active market for the Tier II Notes will develop. Moreover, even if a market for the Tier II Notes does develop, the Tier II Notes could trade at a substantial discount from their face amount. If a market for the Tier II Notes does not develop, or if market conditions change, holders of the Tier II Notes may be unable to sell the Tier II Notes for an extended period of time, if at all. Consequently, a holder may not be able to liquidate its investment readily, and the Tier II Notes may not be readily accepted collateral for loans.
If a trading market does develop for the Tier II Notes, general market conditions and unpredictable factors could adversely affect market prices for the Tier II Notes.
If a trading market does develop for the Tier II Notes, the market price for the Tier II Notes is uncertain. Several factors, many of which are beyond Ambac’s control, will influence the market value of the Tier II Notes. As discussed under “—Holders of Tier II Notes will have no authority to make decisions in respect of the RMBS Litigations, will need to rely on Ambac to pursue the RMBS Litigations and may only receive limited information concerning the RMBS Litigations,” Ambac’s ability to disclose potentially material details of the RMBS Litigations on a regular basis may be limited, which could make it difficult for holders of, and potential investors in, the Tier II Notes, to value the Tier II Notes, which may negatively impact the trading market for the Tier II Notes, if any. Additional factors that might influence the market value of the Tier II Notes include, but are not limited to:

•	the nature of court decisions and opinions in the RMBS Litigations or other litigations involving similar claims or issues;

•	the settlement of any of the RMBS Litigations;

•	Ambac’s ability to fund the prosecution of the RMBS Litigations;

•	Ambac’s creditworthiness, financial condition, performance and prospects;

•	prevailing interest rates and expectations regarding changes in interest rates;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect Ambac or the financial markets generally.
The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the Tier II Notes. If you purchase Tier II Notes, whether in this offering or in the secondary market, the Tier II Notes may subsequently trade at a discount, which may be substantial, to the price that you paid for them.

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Ambac may redeem the Tier II Notes, in whole or in part, at its option on the Initial Call Date or quarterly thereafter without penalty or premium.
The Tier II Notes will be redeemable, in whole or in part, at the option of Ambac on the Initial Call Date or quarterly thereafter without penalty or premium. In the event Ambac chooses to redeem the Tier II Notes, investors may not be able to reinvest the redemption proceeds in a security comparable to the Tier II Notes at an effective interest rate as high as the interest rate on such Tier II Notes.
Holders of the Tier II Notes will not be entitled to registration rights, and Ambac does not currently intend to register the Tier II Notes under applicable securities laws.
The Tier II Notes are being offered and sold pursuant to an exemption from registration under the Securities Act and applicable state securities laws, and Ambac does not currently intend to register the Tier II Notes. The holders of the Tier II Notes will not be entitled to require Ambac to register the Tier II Notes for resale or otherwise. Therefore, you may transfer or resell the Tier II Notes in the United States only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. The Tier II Notes will not be subject to registration rights.
The Tier II Notes have not been rated.
The Tier II Notes have not been rated by any rating agency. The lack of a rating reduces the potential liquidity of the Tier II Notes and thus may affect the market value of the Tier II Notes. In addition, the lack of a rating will reduce the potential for, or increase the cost of, financing the purchase and/or holding of the Tier II Notes. Investors subject to capital requirements will be required to hold more capital against the Tier II Notes than would have been the case had the Tier II Notes been rated.

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